Exhibit 10.8

FIFTH AMENDMENT TO STANDARD INDUSTRIAL NET LEASE

THIS FIFTH AMENDMENT TO STANDARD INDUSTRIAL NET LEASE (this “Amendment”) is entered into as of this 14th day of May, 2014 (the “Execution Date”), by and between BMR-COAST 9 LP, a Delaware limited partnership (“Landlord,” as successor-in interest to JBC Sorrento West, LLC (“Original Landlord”)), and TROVAGENE, INC., a Delaware corporation (“Tenant,” as successor-by-merger to Xenomics, Inc. (“Original Tenant”)).

RECITALS

A.            WHEREAS, Original Landlord and Original Tenant entered into that certain Standard Industrial Net Lease dated as of October 28, 2009, as amended by that certain First Amendment to Standard Industrial Net Lease dated as of September 28, 2011, that certain Second Amendment to Standard Industrial Net Lease dated as of December 27, 2011, that certain Third Amendment to Standard Industrial Net Lease dated as of October 22, 2012 (the “Third Amendment”) and that certain Fourth Amendment to Standard Industrial Net Lease dated as of December 2, 2013 (the “Fourth Amendment”) (collectively, and as the same may have been heretofore further amended, amended and restated, supplemented or modified from time to time, the “Existing Lease”), whereby Tenant leases certain premises (the “Existing Premises”) from Landlord at 11055 Flintkote Avenue in San Diego, California (the “11055 Building”);

B.            WHEREAS, Landlord and Tenant desire to expand the Existing Premises to include additional space in the building located at 11120 Roselle Street in San Diego, California (the “11120 Building”); and

C.            WHEREAS, Landlord and Tenant desire to modify and amend the Existing Lease only in the respects and on the conditions hereinafter stated.

AGREEMENT

NOW, THEREFORE, Landlord and Tenant, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, agree as follows:

l.              Definitions. For purposes of this Amendment, capitalized terms shall have the meanings ascribed to them in the Existing Lease unless otherwise defined herein. The Existing Lease, as amended by this Amendment, is referred to collectively herein as the “Lease.”

2.             11120 Premises. Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, that certain space located on the first (1st) floor of the 11120 Building with a Rentable Square Footage of approximately four thousand seven hundred fifty-one (4,751) square feet (as more particularly described on Exhibit A attached hereto, the “11120 Premises”). From and after the 11120 Premises Commencement Date (as defined below), all references in the Lease to the “Building,” shall mean and refer, individually and/or collectively (as the context may require), tn the t 1055 Building and/or the 11120 Building.

2.1             11120 Premises Lease Term. The Lease Term with respect to the 11120 Premises (the “11120 Premises Lease Term”) shall commence on the 11120 Premises Commencement Date (as defined below), and shall thereafter be coterminous with the Existing Premises such that the Lease Term for the 11120 Premises and the Lease Term for the Existing Premises shall expire on the Expiration Date (as defined in Section 2 of the Third Amendment (i.e., December 31, 2017)). From and after the 11120 Premises Commencement Date, the term “Premises” as used in the Lease shall mean the Existing Premises plus the 11120 Premises.

2.2             Condition of 11120 Premises. Tenant acknowledges that (a) it is fully familiar with the condition of the 11120 Premises and, notwithstanding anything to the contrary in the Lease, agrees to take the same in its condition “as is” as of the 11120 Premises Commencement Date, (b) Landlord has not made and does not hereby make any representations or warranties of any kind whatsoever, express or implied, regarding the 11120 Premises, including (without limitation) any representation or warranty that the 11120 Premises are suitable for Tenant’s intended use and (c) Landlord shall have no obligation to alter, repair or otherwise prepare the 11120 Premises for Tenant’s occupancy of the 11120 Premises or to pay for any improvements to the 11120 Premises, except with respect to the 11120 Tenant Improvements (as defined below). The 11120 Premises have not undergone inspection by a Certified Access Specialist. Tenant’s taking possession of the 11120 Premises on the 11120 Premises Commencement Date shall, except as otherwise agreed to in writing by Landlord and Tenant, conclusively establish that the 11120 Premises and the 11120 Building were at such time in good, sanitary and satisfactory condition and repair. Notwithstanding anything to the contrary (but subject to the last grammatical sentence of this Section 2.2), Landlord hereby represents and warrants that, as of the 11120 Premises Commencement Date, (x) the roof of the 11120 Building shall be in good condition and repair, and (y) the life-safety, plumbing, electrical and heating, ventilating and air conditioning systems serving the 11120 Premises, shall be in good working order, condition and repair; provided, however, that Tenant’s sole and exclusive remedy fur a breach of such representation and warranty shall be to deliver notice to Landlord (“Repair Notice”) on or before the date that is twelve (12) months after the 11120 Premises Commencement Date (such date, the “Warranty Date”) detailing the nature of such breach. In the event that Landlord receives a Repair Notice on or before the Warranty Date, Landlord shall promptly make any repairs reasonably necessary to correct the breach described in the Repair Notice (but only to the extent that Landlord reasonably determines that the breach described in the Repair Notice constitutes an actual breach of the representation and warranty provided by Landlord in subsections (x) and (y)). The representation and warranty provided by Landlord in subsections (x) and (y) above shall expire, and be of no further force or effect, on the Warranty Date and Landlord shall not have any further obligations or liabilities in connection with such representation and warranty (except with respect to any actual breaches identified in a Repair Notice delivered by Tenant to Landlord on or before the Warranty Date).

2.3             Permitted Use of 11120 Premises. Notwithstanding anything to the contrary in the Lease, Tenant shall be permitted to use the 11120 Premises only for office use (and for no other purposes) in conformity with all federal, state, municipal and local laws, codes, ordinances, rules and regulation of governmental authorities, committees, associations, or other regulatory committees, agencies or governing bodies having jurisdiction over the 11120

Premises, the 11120 Building, the Center, Landlord or Tenant, including both statutory and common law and hazardous waste rules and regulations (“Applicable Laws”).

2.4             Tenant’s Pro Rata Share. Notwithstanding anything to the contrary in the Lease, commencing on the 11120 Premises Commencement Date, the chart in Section 3 of the Fourth Amendment is hereby deleted in its entirety and replaced with the following chart:

Means the Following (As of the 11120
Definition or Provision	Premises Commencement Date)
Approximate Rentable Area of Existing Premises	8,303 square feet
Approximate Rentable Area of 11120 Premises	4,751 square feet
Approximate Rentable Area of 11055 Building	20,563 square feet
Approximate Rentable Area of 11120 Building	l0,140 square feet
Approximate Rentable Area of Project	162,074 square feet
Tenant’s Pro Rata Share of 11055 Building	40.38%
Tenant’s Pro Rata Share of 11120 Building	46.85%
Tenant’s Pro Rata Share of Project	8.05%

*For purposes of clarity, the term “Project” as used in the Lease shall have the same meaning as Center.

2.5          11120 Premises Minimum Monthly Rent. Notwithstanding anything to the contrary in the Lease, commencing on the 11120 Premises Commencement Date, initial monthly installments of Minimum Monthly Rent for the 11120 Premises shall equal:

Dates	Rentable Square Footage	Minimum Monthly Rent Rate per Square Foot of Rentable Area	Minimum Monthly Rent
Month l -Month 12	4,751	$2.20	$10,452.20

2.5.1       11120 Premises Minimum Monthly Rent Adjustments. Notwithstanding anything to the contrary in the Lease, Minimum Monthly Rent for the 11120 Premises shall be subject to an annual upward adjustment of three percent (3%) of the then current Minimum Monthly Rent for the 11120 Premises. The first such adjustment shall become effective commencing on the first (1st) annual anniversary of the 11120 Premises Commencement Date, and subsequent adjustments shall become effective on every successive annual anniversary throughout the 11120 Premises Lease Term.

2.5.2       11120 Premises Minimum Monthly Rent Abatement. Provided that Tenant is not then in default of the Lease (beyond any applicable cure period), then during the first (1st), second (2nd) and third (3rd) months of the 11120 Premises Lease Term (the “11120 Premises Minimum Monthly Rent Abatement Period”), Tenant shall not be obligated to pay any Minimum Monthly Rent otherwise attributable to the 11120 Premises (the “11120 Premises Minimum Monthly Rent Abatement”). Tenant acknowledges and agrees that the 11120 Premises Minimum Monthly Rent Abatement has been granted to Tenant as additional consideration for entering into this Amendment, and for agreeing to pay the rent and performing the terms and conditions otherwise required under the Lease. If Tenant shall be in default under the Lease, and shall fail to cure such default within the notice and cure period, if any, permitted for cure pursuant to terms and conditions of the Lease, or if the Lease is terminated for any reason other than Landlord’s breach of the Lease, then the dollar amount of the unapplied portion of the 11120 Premises Minimum Monthly Rent Abatement as of the date of such default or termination, as the case may be, shall be converted to a credit to be applied to the Minimum Monthly Rent for the 11120 Premises applicable at the end of the 11120 Premises Lease Term and Tenant shall immediately be obligated to begin paying Minimum Monthly Rent for the 11120 Premises in full. Nothing in this Section shall work to abate or reduce Tenant’s obligations under the Lease with respect to Additional Rent including (without limitation) Tenant’s obligations with respect to Tenant’s Share of Operating Costs.

2.6          Additional Rent. In addition to Minimum Monthly Rent, from and after the 11120 Premises Commencement Date, Tenant shall pay to Landlord, Additional Rent (as defined in the Lease) with respect to the 11120 Premises and all other amounts that Tenant assumes or agrees to pay under the provisions of the Lease with respect to the 11120 Premises that are owed to Landlord, including any and all other sums that may become due by reason of any default of Tenant or failure on Tenant’s part to comply with the agreements, terms, covenants and conditions of the Lease to be performed by Tenant, after notice and the lapse of any applicable cure periods.

2.7          11120 Premises Commencement Date. The “11120 Premises Commencement Date” shall be the day Landlord tenders possession of the 11120 Premises to Tenant with the 11120 Tenant Improvements (as defined below) Substantially Complete (as defined below). If possession is delayed by action of Tenant, then the 11120 Premises Commencement Date shall be the date that the 11120 Premises Commencement Date would have occurred but for such delay. Landlord shall endeavor to provide written notice to Tenant of any act or omission of Tenant that Landlord believes constitutes such a delay. Tenant shall execute and deliver to Landlord written acknowledgment of the actual 11120 Premises Commencement Date within ten (10) days after Tenant takes occupancy of the 11120 Premises, in the form attached as Exhibit C hereto (the “Acknowledgement” ). Failure to execute and deliver the Acknowledgment, however, shall not affect the 11120 Premises Commencement Date or Landlord’s or Tenant’s liability hereunder. Failure by Tenant to obtain validation by any medical review board or other similar governmental licensing of the 11120 Premises required for the Permitted Use (with respect to the 11120 Premises) by Tenant shall not serve to extend the 11120 Premises Commencement Date.

2.8          11120 Tenant Improvements. Land lord shall use commercially reasonable efforts to tender possession of the 11120 Premises to Tenant on October 1, 2014 (the “Estimated

11120 Premises Commencement Date”), with the work (the “11120 Tenant Improvements”) required of Landlord on Exhibit B attached hereto (the “11120 Tenant Improvement Plans”). Tenant agrees that in the event such work is not Substantially Complete on or before the Estimated 11120 Premises Commencement Date for any reason, then (a) neither this Amendment nor Tenant’s lease of the 11120 Premises shall be void or voidable, (b) Landlord shall not be liable to Tenant for any loss or damage resulting therefrom and (c) Tenant shall not be responsible for the payment of any Minimum Monthly Rent with respect to the 11120 Premises until the actual 11120 Premises Commencement Date as described in Section 2.7 occurs. The term “Substantially Complete” or “Substantial Completion” means that the 11120 Tenant Improvements are substantially complete in accordance with the 11120 Tenant Improvement Plans, except for minor punch list items. Notwithstanding anything in the Lease to the contrary, Landlord’s obligation to timely achieve Substantial Completion shall be subject to extension on a day-for-day basis as a result of Force Majeure (as described in Section 24.13 of the Lease). Landlord hereby represents and warrants that, as of the 11120 Premises Commencement Date, the 11120 Premises shall be in compliance with all Applicable Laws.

2.8.1       In the event that Landlord permits (in Landlord’s reasonable discretion during the twenty-one (21) day period immediately prior to the 11120 Premises Commencement Date) Tenant to enter upon the 11120 Premises prior to the 11120 Premises Commencement Date for the purpose of installing improvements or the placement of personal property, Tenant shall furnish to Landlord evidence satisfactory to Landlord that insurance coverages required of Tenant under the Lease are in effect with respect to the 11120 Premises, and such entry shall be subject to all the terms and conditions of the Lease; and provided, further, that if the 11120 Premises Commencement Date is delayed due to such early access, then the 11120 Premises Commencement Date shall be the date that the 11120 Premises Commencement Date would have occurred but for such delay.

2.8.2       Subject to all of the terms, conditions, provisions and agreements set forth in the Lease, Landlord shall cause the 11120 Tenant Improvements to be constructed in the 11120 Premises in accordance with the 11120 Tenant Improvement Plans at Landlord’s sole cost and expense. All costs incurred by Landlord in connection with the 11120 Tenant Improvements including, without limitation, costs of (a) construction, (b) [intentionally omitted], (c) space planning, architect, engineering and other related services, (d) building permits and other taxes, fees, charges and levies by governmental authorities for permits or for inspections of the 11120 Tenant Improvements, and (e) costs and expenses for labor, material, attached equipment and attached fixtures shall be referred to in this Amendment as the “11120 Tenant Improvement Costs.” In the event that Tenant fails to comply with any of its obligations under the Lease and such failure causes Landlord to incur additional 11120 Tenant Improvement Costs, Tenant shall pay to Landlord as Additional Rent the amount of any such additional costs within thirty (30) days of receiving an invoice from Landlord.

2.8.3       Notwithstanding anything to the contrary, if Substantial Completion has not occurred by the date that is sixty (60) days after the Estimated 11120 Premises Commencement Date (such date, the “Outside Date”), then the 11120 Premises Minimum Monthly Rent Abatement Period shall be increased by one (1) day for each day thereafter that Substantial Completion has not occurred; provided, however, that the Outside Date shall be subject to extension on a day-for-day basis as a result of (a) Force Majeure (as described in Section 24.13 of the Lease) and (b) any actual delay caused by any action or inaction of Tenant (including, without limitation, any actual delay caused by a Tenant Change or a Tenant Change Request). By way of example (and without limiting the generality of the foregoing), if Substantial Completion occurs on the date that is five (5) days after the Outside Date, then the 11120 Premises Minimum Monthly Rent Abatement Period shall be increased by five (5) days such that it would consist of (x) the first (1st), second (2nd) and third (3rd) months of the 11120 Premises Lease Term, plus (y) the first five (5) days of the fourth (4th) month of the 11120 Premises Lease Term.

2.9          Tenant Changes. Any changes to the 11120 Tenant Improvement Plans requested by Tenant (each, a “Tenant Change”) shall be requested and instituted in accordance with the provisions of this Section 2.9 and shall be subject to the written approval of Landlord.

2.9.l        Tenant may request Tenant Changes by notifying Landlord in writing in substantially the same form as the AIA standard change order form (a “Tenant Change Request”), which Tenant Change Request shall detail the nature and extent of any requested Tenant Changes.

2.9.2       All Tenant Change Requests shall be subject to Landlord’s prior written approval, which approval Landlord shall not unreasonably withhold (provided, however, that, in the event any Tenant Change would, in Landlord’s sole but reasonable judgment, (a) delay the Substantial Completion of the Tenant Improvements, (b) increase the 11120 Tenant Improvement Costs, (c) affect the structure of the 11120 Premises or the 11120 Building, (d) affect the mechanical, electrical, plumbing or other systems within or serving 11120 Building, (t) affect the prior of the 11120 Building or (t) trigger any requirement under Applicable Laws that would require Landlord to make any alteration or improvement to the 11120 Premises, the 11120 Building or the Project, Landlord may withhold its approval with respect thereto in its sole and absolute discretion). Landlord shall have five (5) days after receipt of a Tenant Change Request to notify Tenant in writing of Landlord’s approval or rejection of the Tenant Change. Landlord’s failure to respond within such five (5) day period shall be deemed approval by Landlord. In the event that Landlord approves a Change Request in accordance with this Section, Landlord shall, concurrently with such approval, notify Tenant if Landlord reasonably believes the corresponding Change will result in a delay in Substantial Completion.

2.9.3       Notwithstanding anything to the contrary in the Lease, Tenant shall be solely responsible for all costs and expenses actually incurred by Landlord related to any Tenant Changes. Tenant shall, within thirty (30) days of receiving an invoice therefore, pay to Landlord the amount of any such costs.

2.9.4       The Tenant Improvement Plans shall be automatically updated to include any Tenant Changes approved by Landlord in accordance with this Section 2.9.

2.10        Landlord Changes. Landlord shall be permitted to make changes to the 11120 Tenant Improvement Plans (each, a “Landlord Change”) subject to the terms, conditions and provisions of this Section 2.10. Landlord shall be solely responsible for all costs and expenses related to any Landlord Changes (and Landlord shall not be permitted to include such costs in Tenant’s Share of Operating Costs).

2.10.1     Landlord may request Landlord Changes by notifying Tenant in writing in substantially the same form as the AIA standard change order form (a “Landlord Change Request”), which Landlord Change Request shall detail the nature and extent of any requested Landlord Changes.

2.10.2     Subject to Section 2.10.3 below, all Landlord Change Requests shall be subject to Tenant’s prior written approval, which approval shall not be unreasonably withheld, conditioned or delayed. Tenant shall have five (5) days after receipt of a Landlord Change Request to notify Landlord in writing of Tenant’s approval or rejection of the Landlord Change. Tenant’s failure to respond within such five (5) day period shall be deemed approval by Tenant.

2.10.3     Notwithstanding anything to the contrary in the Lease, Landlord shall be permitted to make Landlord Permitted Changes (as defined below) without obtaining Tenant’s consent. “Landlord Permitted Changes” shall mean (a) minor field changes and (b) changes required by Applicable Laws or by a governmental authority.

2.10.4     The 11120 Tenant Improvement Plans shall be automatically updated to include any Landlord Permitted Changes or other Landlord Changes approved by Tenant in accordance with this Section 2.10.

3.             Right of First Refusal. Tenant shall have a right of first refusal (“ROFR”) as to any rentable premises in the 11120 Building that is immediately adjacent to the 11120 Premises and for which Landlord is seeking a tenant (“Available ROFR Premises”). To the extent that Landlord renews or extends a then-existing lease with any then-existing tenant or subtenant of any space, or enters into a new lease with such then-existing tenant or subtenant (for the same space), the affected space shall not be deemed to be Available ROFR Premises. In the event Landlord intends to lease Available ROFR Premises to a bona fide third party, Landlord shall provide written notice thereof to Tenant (the “Notice of Offer”), specifying the agreed upon economic terms and conditions of the proposed lease (with respect to the Available ROFR Premises) with such bona fide third party.

3.1          Within seven (7) days following its receipt of a Notice of Offer, Tenant shall advise Landlord in writing whether Tenant elects to lease all (not just a portion) of the Available ROFR Premises on the terms and conditions set forth in the Notice of Offer. If Tenant fails to notify Landlord of Tenant’s election within such seven (7) day period, then Tenant shall be deemed to have elected not to lease the Available ROFF Premises.

3.2          If Tenant timely notifies Landlord that Tenant elects to lease the Available ROFR Premises on the terms and conditions set forth in the Notice of Offer, then Landlord shall lease the Available ROFR Premises to Tenant upon the terms and conditions set forth in the Notice of Offer.

3.3          If Tenant notifies Landlord that Tenant elects not to lease the Available ROFR Premises on the terms and conditions set forth in the Notice of Offer, or if Tenant fails to notify Landlord of Tenant’s election within the seven (7)-day period described above, then Landlord shall have the right to consummate the lease of the Available ROFR Premises on the same terms as set forth in the Notice of Offer following Tenant’s election (or deemed election) not to lease the Available ROFR Premises.

3.4          Notwithstanding anything in this Article to the contrary, Tenant shall not exercise the ROFR during such period of time that Tenant is in default under any provision of the Lease. Any attempted exercise of the ROFR during a period of time in which Tenant is so in default shall be void and of no effect. In addition, Tenant shall not be entitled to exercise the ROFR if Landlord has given Tenant two (2) or more notices of default under the Lease, whether or not the defaults are cured, during the twelve (12) month period prior to the date on which Tenant seeks to exercise the ROFR.

3.5          Notwithstanding anything in the Lease to the contrary, Tenant shall not assign or transfer the ROFR, either separately or in conjunction with an assignment or transfer of Tenant’s interest in the Lease, without Landlord’s prior written consent, which consent Landlord may withhold in its sole and absolute discretion.

3.6          If Tenant exercises the ROFR, Landlord does not guarantee that the Available ROFR Premises will be available on the anticipated commencement date for the Lease as to such Available ROFR Premises due to a holdover by the then-existing occupants of the Available ROFR Premises or for any other reason beyond Landlord’s reasonable control.

3.7          Notwithstanding anything to the contrary, Tenant’s rights under this Article 3 are subject and subordinate to any rights of renewal, extension, offer, refusal or any other rights of any other tenant at the Center as of the Execution Date.

3.8          Article 26 of the Existing Lease is hereby deleted in its entirety and is no longer of any further force or effect.

4.             Option to Extend Lease Term. Tenant shall have the option (“Option”) to extend the Lease Term by five (5) years (as to either the 11120 Premises or the Existing Premises or both) upon the following terms and conditions. Any extension of the Term pursuant to the Option shall be on all the same terms and conditions as the Lease, except as follows:

4.1          Minimum Monthly Rent at the commencement of the Option term shall equal the then-current fair market value for comparable office and laboratory space in the Scrrento Valley submarket of comparable age, quality, level of finish and proximity to amenities and public transit (“FMV”), and shall be further increased on each annual anniversary of the Option term commencement date by three percent (3%). Tenant may, no more than twelve (12)

months prior to the date the Lease Term is then scheduled to expire, request Landlord’s estimate of the FMV for the Option term. Landlord shall, within fifteen (15) days after receipt of such request, give Tenant a written proposal of such FMV. If Tenant gives written notice to exercise the Option, such notice shall specify whether Tenant accepts Landlord’s proposed estimate of FMV. If Tenant does not accept the FMV, then the parties shall endeavor to agree upon the FMV, taking into account all relevant factors, including (a) the size of the Premises (or portion thereof that is being extended, as applicable), (b) the length of the Option term, (c) rent in comparable buildings in the relevant submarket, including concessions offered to new tenants, such as free rent, tenant improvement allowances and moving allowances, (d) Tenant’s creditworthiness and (e) the quality and location of the Project. In the event that the parties are unable to agree upon the FMV within thirty (30) days after Tenant notifies Landlord that Tenant is exercising the Option, then either party may request that the same be determined as follows: a senior officer of a nationally recognized leasing brokerage firm with local knowledge of the Sorrento Valley laboratory/research and development leasing submarket (the “Baseball Arbitrator”) shall be selected and paid for jointly by Landlord and Tenant. If Landlord and Tenant are unable to agree upon the Baseball Arbitrator, then the same shall be designated by the local chapter of the American Arbitration Association or any successor organization thereto (the “AAA”). The Baseball Arbitrator selected by the parties or designated by the AAA shall (y) have at least ten (10) years’ experience in the leasing of laboratory/research and development space in the Sorrento Valley submarket and (z) not have been employed or retained by either Landlord or Tenant or any affiliate of either for a period of at least ten (10) years prior to appointment pursuant hereto. Each of Landlord and Tenant shall submit to the Baseball Arbitrator and to the other party its determination of the FMV. The Baseball Arbitrator shall grant to Landlord and Tenant a hearing and the right to submit evidence. The Baseball Arbitrator shall determine which of the two (2) FMV determinations more closely represents the actual FMV. The arbitrator may not select any other FMV other than one submitted by Landlord or Tenant. The FMV selected by the Baseball Arbitration shall be binding upon Landlord and Tenant and shall serve as the basis for determination of Minimum Monthly Rent payable for the Option term. If, as of the commencement date of the Option term, the amount of Minimum Monthly Rent payable during the Option term shall not have been determined, then, pending such determination. Tenant shall pay Minimum Monthly Rent equal to the Minimum Monthly Rent payable with respect to the last year of the then-current Lease Term. After the final determination of Minimum Monthly Rent payable for the Option term, the parties shall promptly execute a written amendment to the Lease specifying the amount of Minimum Monthly Rent to be paid during the Option term. Any failure of the parties to execute such amendment shall not affect the validity of the FMV determined pursuant to this Section.

4.2                               The Option is not assignable separate and apart from the Lease.

4.3                               The Option is conditional upon Tenant giving Landlord written notice of its election to exercise the Option at least nine (9) months prior to the end of the expiration of the then-current Lease Term. Time shall be of the essence as to Tenant’s exercise of the Option. Tenant assumes full responsibility for maintaining a record of the deadlines to exercise the Option. Tenant acknowledges that it would be inequitable to require Landlord to accept any exercise of the Option after the date provided for in this Section.

4.4                               Notwithstanding anything contained in this Article to the contrary, Tenant shall not have the right to exercise the Option:

4.4.l                         During the time commencing from the date Landlord delivers to Tenant a written notice that Tenant is in default under any provisions of the Lease and continuing until Tenant has cured the specified default to Landlord’s reasonable satisfaction; or

4.4.2                     At any time after any Event of Default as described in Article 21 of the Existing Lease (provided, however, that, for purposes of this Section 4.4.2, Landlord shall not be required to provide Tenant with notice of such Event of Default) and continuing until Tenant cures any such Event of Default, if such Event of Default is susceptible to being cured; or

4.4.3                     In the event that Tenant has defaulted in the performance of its obligations under the Lease two (2) or more times and a service or late charge has become payable under Section 22.4 of the Existing lease for each of such defaults during the twelve (12)-month period immediately prior to the date that Tenant intends to exercise the Option, whether or not Tenant has cured such defaults.

4.5                               The period of time within which Tenant may exercise the Option shall not be extended or enlarged by reason of Tenant’s inability to exercise such Option because of the provisions of Section 4.4 above.

4.6                               All of Tenant’s rights under the provisions of the Option shall terminate and be of no further force or effect even after Tenant’s due and timely exercise of the Option if, after such exercise, but prior to the commencement date of the new term, (a) Tenant fails to pay to Landlord a monetary obligation of Tenant for a period of twenty (20) days after written notice from Landlord to Tenant, (b) Tenant fails to commence to cure a default (other than a monetary default) within thirty (30) days after the date Landlord gives notice to Tenant of such default or (c) Tenant has defaulted under the Lease two (2) or more times and a service or late charge under Section 22.4 of the Existing Lease has become payable for any such default, whether or not Tenant has cured such defaults.

4.7                               Article 27 of the Existing Lease is hereby deleted in its entirety and is no longer of any further force or effect.

5.                                      11120 Building Roof Replacement.  In the event that Landlord replaces the roof on the 11120 Building during the initial 11120 Premises Lease Term, the costs of such replacement shall be excluded from Tenant’s Share of Operating Costs during the initial 11120 Premises Lease Term.

6.                                      Operating Costs.  Notwithstanding anything to the contrary in the Lease, in the event that (a) any portion of the Common Area of the Center is not in compliance with Applicable Laws as of the Execution Date, and (b) Landlord makes a capital expenditure (after the Execution Date) to remedy such non-compliance, the costs of such capital expenditure shall not be includable in Tenant’s Share of Operating Costs.

7.                                      Security Deposit.  On or before the Execution Date, Tenant shall deposit with Landlord an amount equal to Ten Thousand Four Hundred Fifty-Two and 20/100 Dollars ($10,452.20) as an increase to the required Security Deposit under the Lease (“Increased Security Deposit Amount”).  From and after the Execution Date, the required Security Deposit under the Lease shall be increased by the Increased Security Deposit Amount.

8.                                      Broker.  Tenant represents and warrants that it has not dealt with any broker or agent in the negotiation for or the obtaining of this Amendment, other than Hughes Marino (“Broker”), and agrees to reimburse, indemnify, save, defend (at Landlord’s option and with counsel reasonably acceptable to Landlord, at Tenant’s sole cost and expense) and hold harmless the Landlord Related Entities for, from and against any and all cost or liability for compensation claimed by any such broker or agent, other than Broker, employed or engaged by it or claiming to have been employed or engaged by it. Broker is entitled to a leasing commission in connection with the making of this Amendment, and Landlord shall pay such commission to Broker pursuant to a separate agreement between Landlord and Broker.

9.                                      No Default.  Landlord and Tenant represent, warrant and covenant that, to the best of their knowledge, Landlord and Tenant are not in default of any of their respective obligations under the Lease and no event has occurred that, with the passage of time or the giving of notice (or both) would constitute a default by either Landlord or Tenant thereunder.

l0.                                   Notices.  Tenant confirms that, notwithstanding anything in the Lease to the contrary, notices delivered to Tenant pursuant to the Lease should be sent to:

Trovagene, Inc.

11055 Flintkote Avenue, Suite B
San Diego, California 92121
Attn: Keith McCormick

11.                               Effect of Amendment.  Except as modified by this Amendment, the Existing Lease and all the covenants, agreements, terms, provisions and conditions thereof shall remain in full force and effect and are hereby raiified and affinneJ. in the event of any conflict between the terms contained in this Amendment and the Existing Lease, the terms herein contained shall supersede and control the obligations and liabilities of the parties. From and after the date hereof, the term “Lease” as used in the Lease shall mean the Existing Lease, as modified by this Amendment.

12.                               Successors and Assigns.  Each of the covenants, conditions and agreements contained in this Amendment shall inure to the benefit of and shall apply to and be binding upon the parties hereto and their respective heirs, legatees, devisees, executors, administrators and permitted successors and assigns and sublessees.  Nothing in this section shall in any way alter the provisions of the Lease restricting assignment or subletting.

13.                               Miscellaneous.  This Amendment becomes effective only upon execution and delivery hereof by Landlord and Tenant. The captions of the paragraphs and subparagraphs in this Amendment are inserted and included solely for convenience and shall not be considered or given any effect in construing the provisions hereof. All exhibits hereto are incorporated herein by reference. Submission of this instrument for examination or signature by Tenant does not constitute a reservation of or option for a lease, and shall not be effective as a lease, lease amendment or otherwise until execution by and delivery to both Landlord and Tenant.

14.                               Authority.  Tenant guarantees, warrants and represents that the individual or individuals signing this Amendment have the power, authority and legal capacity to sign this Amendment on behalf of and to bind all entities, corporations, partnerships, limited liability companies, joint venturers or other organizations and entities on whose behalf such individual or individuals have signed.

15.                               Counterparts: Facsimile and PDF Signatures.  This Amendment may be executed in one or more counterparts, each of which, when taken together, shall constitute one and the same document. A facsimile or portable document format (PDF) signature on this Amendment shall be equivalent to, and have the same force and effect as, an original signature.

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IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment as of the date and year first above written.

LANDLORD:

BMR-COAST 9 LP,
a Delaware limited partnership

By:	/s/ Kevin M. Simonsen
Name:	Kevin M. Simonsen
Title:	VP Real Estate Legal

TENANT:

TROVAGENE, INC.,
a Delaware corporation

By:	/s/ Stephen Zaniboni
Name:	Stephen Zaniboni
Title:	CFO

EXHIBIT A

11120 PREMISES

TENANT SPACE
WALL TYPE SCHEDULE
ROSELLE STREET, SAN DIEGO, CA 92121
BioMed Realty

EXHIBIT B

11120 TENANT IMPROVEMENT PLANS

LOBBY
100
CONFERENCE
110
OPEN
OFFICE
WOMEN
MEN
BREAK

GENERAL NOTES

SYMBOL LEGEND

FINISH NOTES

ELECTRICAL NOTES

PLUMBING NOTES

MECHANICAL NOTES

KEY NOTES

1 1 120 ROSELLE ST - SPEC OFFICE - CONCEPT PLAN

1;s - 1'-0"

4/11/2014 NS McFARLANE ARCHITECTS

IDI BioMed Realty Discover here

EXHIBIT C

ACKNOWLEDGEMENT OF 11120 PREMISES COMMENCEMENT DATE

THIS ACKNOWLEDGEMENT OF 11120 PREMISES COMMENCEMENT DATE is entered into as of [           ], 20[   ], with reference to that certain Fifth Amendment to Standard Industrial Net Lease (the “Amendment”) dated as of [           ], 20[   ], by TROVAGENE, INC., a Delaware corporation (“Tenant”), in favor of BMR-COAST 9 LP, a Delaware limited partnership (“Landlord”). All capitalized terms used herein without definition shall have the meanings ascribed to them in the Amendment.

Tenant hereby confirms the following:

1.     Tenant accepted possession of the 11120 Premises for use in accordance with the Permitted Use (with respect to the 11120 Premises) on [           ], 20[   ]. Tenant first occupied the 11120 Premises for the Permitted Use (with respect to the 11120 Premises) on [           ], 20[   ].

2.     The 11120 Premises are in good order, condition and repair.

3.     The 11120 Tenant Improvements are Substantially Complete.

4.     All conditions of the Lease to be performed by Landlord as a condition to the full effectiveness of Tenant’s lease of the 11120 Premises have been satisfied, and Landlord has fulfilled all of its duties in the nature of inducements offered to Tenant to lease the 11120 Premises.

5.     In accordance with the provisions of the Amendment, the 1 l 120 Premises Commencement Date is [           ], 20[   ].

6.     The Lease is in full force and effect, and the same represents the entire agreement between Landlord and Tenant concerning the 11120 Premises.

7.     Tenant has no existing defenses against the enforcement of the Lease by Landlord, and there exist no offsets or credits against rent owed or to be owed by Tenant.

8.     The obligation to pay rent for the 11120 Premises is presently in effect and all rent obligations on the part of Tenant under the Lease with respect to the 11120 Premises commenced to accrue on [           ], 20[   ], with Minimum Monthly Rent for the 11120 Premises payable on the dates and amounts set forth in the chart below:

Dates	Rentable Square Footage	Minimum Monthly Rent Rate Per Square Foot of Rentable Area	Minimum Monthly Rent
Month 1 -Month 12	4,751	$2.20	$10,452.20

9.     The undersigned Tenant has not made any prior assignment, transfer, hypothecation or pledge of the Lease or of the rents thereunder or sublease of the 11120 Premises or any portion thereof.

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IN WITNESS WHEREOF, Tenant has executed this Acknowledgment of 11120 Premises Commencement Date as of the date first written above.

TENANT:

TROVAGENE, INC..,
a Delaware corporation

By:
Name:
Title: